SULLIVAN & CROMWELL

                                            125 Broad Street, New York 1004-2498



                                                       February 21, 1997




Scudder Fund, Inc.,
  345 Park Avenue,
    New York, New York 10154.


Dear Sirs:

     In connection with the proposed filing of a notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to 3,302,638,600 shares (the "Shares") of Capital Stock, par value $.001 per share, of Scudder Fund, Inc., a Maryland corporation (the "Company"), comprised of 475,466,734 shares of the Managed Government Securities Fund, 23,124,851 shares of the Managed Federal Securities Fund, 2,225,640,355 shares of the Managed Cash Fund, 578,327,218 shares of the Managed Tax-Free Fund and 79,442 shares of the Managed Intermediate Government Fund, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
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Scudder Fund, Inc.                                                        -2-

     Upon the basis of such examination, we advise you that, in our opinion, the Shares were validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Company's notice referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                             Very truly yours,

                                             /s/Sullivan & Cromwell